Exhibit 8.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES
January 28, 2014	Abu Dhabi Barcelona Beijing Boston Brussels Chicago	Milan Moscow Munich New Jersey New York Orange County
Rentech Nitrogen Partners, L.P. 10877 Wilshire Boulevard, Suite 600 Los Angeles, California 90024	Doha Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London	Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore
Re: Rentech Nitrogen Partners, L.P.	Los Angeles Madrid	Tokyo Washington, D.C.

Ladies and Gentlemen:

We have acted as special counsel to Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”), Rentech Finance Corporation, a Delaware corporation (collectively with the Partnership, the “Issuers”), and the entities listed on Schedule I hereto (collectively, the “Guarantors”) in connection with the filing on January 28, 2014 with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment No. 1 to Form S-3 ( Registration No. 333-187727), which incorporates by reference the Partnership’s Form S-3 filed April 4, 2013 (collectively, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for issue and sale of (i) common units representing limited partner interests in the Partnership and (ii) one or more series of the Issuers’ debt securities, which may be guaranteed by one or more of the Guarantors.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Partnership’s Registration Statement and the Partnership’s responses to our examinations and inquiries.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

January 28, 2014

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein.

Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement and the Officer’s Certificate, the statements in the Registration Statement under the caption “Material Income Tax Consequences,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences of the matters described therein.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

January 28, 2014

Schedule I

Guarantors

1.	Rentech Nitrogen, LLC, a Delaware limited liability company

2.	Rentech Nitrogen Pasadena Holdings, LLC, a Delaware limited liability company

3.	Rentech Nitrogen Pasadena, LLC, a Delaware limited liability company